EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of ViaSat, Inc. of our report dated September 16, 2014, with respect to the statements of net assets available for benefits of ViaSat, Inc. 401(k) Profit Sharing Plan as of March 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the fiscal year ended March 31, 2014, and the related supplemental schedule H, part IV, line 4i – schedule of assets (held at end of year) as of March 31, 2014 and supplemental schedule H, line 4a – schedule of delinquent participant contributions for the fiscal year ended March 31, 2014, which report appears in the March 31, 2014 annual report on Form 11-K of ViaSat, Inc. 401(k) Profit Sharing Plan.

/s/ KIECKHAFER SCHIFFER & COMPANY LLP

Irvine, California

May 22, 2015